ALLBIRDS REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

First Quarter 2022 Net Revenue of $63 Million, Up 26% from 2021
Provides Second Quarter and Updated Full Year 2022 Outlook

SAN FRANCISCO, Calif., May 10, 2022 (GlobeNewswire) – Allbirds, Inc. (NASDAQ: BIRD), a global lifestyle brand that innovates with naturally derived materials to make better footwear and apparel products in a better way, today reported financial results for the first quarter of 2022 ended March 31, 2022.

Quarter Highlights

•First quarter 2022 net revenue increased 26% to $62.8 million compared to the first quarter of 2021 and increased 49% compared to the first quarter of 2020.
•First quarter 2022 gross profit increased 26% to $32.6 million compared to the first quarter of 2021, and first quarter 2022 gross margin was 51.9% compared to 52.0% in the first quarter of 2021.
•First quarter 2022 GAAP net loss of $21.9 million, or $0.15 per basic and diluted share.
•First quarter 2022 adjusted EBITDA loss of $12.2 million.
•First quarter 2022 net revenue in the United States increased 35% to $48.9 million compared to the first quarter of 2021.
•Physical retail channel sales grew 129% in the first quarter of 2022 compared to the first quarter of 2021; opened four stores during the quarter and 17 since the first quarter of 2021, ending the period with 39 locations around the world.

“We are pleased to deliver strong first quarter performance across our key financial metrics, particularly against the backdrop of a volatile operating environment,” said Joey Zwillinger, co-Founder and Co-CEO. “Tumult around the world since our last earnings report, including Russia’s invasion of Ukraine and China’s COVID-19 restrictions, impacted the performance of our international business in Q1 and is expected to persist for the remainder of 2022. These factors were more than offset by excellent performance in our U.S. business, which delivered net revenue growth of 35% in the first quarter. Net revenue growth for the total business again accelerated on both a one- and two-year basis in the quarter, up 26% and 49%, respectively.”

“We believe our teams are continuing to execute well amidst the external headwinds and we remain focused on driving the topline through our core growth pillars of delivering product innovation, growing our store portfolio and expanding internationally, with those growth pillars highlighted in 2022 by what we believe is the most exciting new product roadmap in the history of the company. While we are adopting a more conservative near-term outlook in light of the transitory external headwinds affecting our international business, we expect to deliver strong full year revenue growth of 21% to 24% in 2022. Importantly, we remain confident that our digital-savvy, omni-channel operating model will support continued growth and enable us to create meaningful value for our shareholders in the years ahead.”

Q1 2022 Financial and Operating Highlights

Q1 2022 Financial and Operating Highlights

26%

increase in net revenue and gross profit compared to Q1 2021

35%

increase in United States net revenue compared to Q1 2021

86

Net Promoter Score

Completed our Climate Neutral Certification for 2021*

*Finalized in April 2022

Strong Year-Over-Year Growth

First Quarter Operating Results
Net revenue in the first quarter of 2022 increased 26% to $62.8 million compared to $49.6 million in the first quarter of 2021, and increased 49% compared to the first quarter of 2020. The increase is primarily attributable to strong consumer demand in the United States, where net revenue increased 35% to $48.9 million, reflecting growth in our digital and physical retail channels, new product launches and refreshes, and improved pricing. International net revenue increased 3% to $13.8 million compared to the first quarter of 2021, and growth was negatively impacted by external headwinds, including COVID-19 restrictions in China, Russia’s invasion of Ukraine in Europe, and a strengthening U.S. dollar in some international markets.

Gross profit in the first quarter of 2022 totaled $32.6 million compared to $25.8 million in the first quarter of 2021, and gross margin declined 10 basis points to 51.9% compared to 52.0% in the first quarter of 2021. The decrease in gross margin primarily reflects higher distribution center and logistics costs, lower mix of international sales, and unfavorable foreign exchange rates, partially offset by favorable mix shift to physical retail and higher margin products, as well as improved pricing.

Selling, general and administrative expense in the first quarter of 2022 was $38.8 million, or 61.7% of revenue, compared to $23.5 million, or 47.4% of revenue, in the first quarter of 2021. The year-over-year increase is primarily attributable to expenses for the opening of four new stores during the period and operational expenses for 17 additional stores opened since the first quarter of 2021, as well as public company operating costs.

Marketing expense in the first quarter of 2022 totaled $13.8 million compared to $12.7 million in the first quarter of 2021 and improved as a percentage of revenue to 22.0% from 25.6% a year ago. The decrease in marketing expense as a percentage of revenue is primarily due to increased marketing efficiency in our digital channels.

GAAP net loss in the first quarter of 2022 was $21.9 million compared to net loss of $13.5 million in the first quarter of 2021, and net loss margin was 34.9% compared to 27.2% in the first quarter of 2021.

Adjusted EBITDA in the first quarter of 2022 was a loss of $12.2 million compared to a loss of $6.9 million in the first quarter of 2021, and adjusted EBITDA margin decreased by approximately 560 basis points to (19.5)% versus (13.8)% a year ago.

Balance Sheet Highlights

Allbirds ended the quarter with $240 million of cash and cash equivalents and $40 million available under its revolving credit agreement. Inventories totaled $118 million, an increase of 11% compared to $107 million at the end of 2021. The year-over-year increase is attributable to a combination of higher in-transit inventory as a result of extended lead times from ongoing supply chain disruptions, as well as the impact of higher inbound freight costs.

2022 Financial & Carbon Footprint Reduction Guidance Targets

Allbirds is providing the following updated guidance targets for full year 2022 to reflect our current estimate of the impact on our international business of Russia’s invasion of Ukraine and COVID-19-related restrictions in China:

•Net revenue of $335 million to $345 million, representing growth in the range of 21% to 24%, including an estimated FX impact of 150-200 bps, versus fiscal 2021. Compared to fiscal 2020, this range represents growth of 53% to 57%.
•Gross profit of $170.0 million to $177.5 million, which at the midpoint of our net revenue and gross profit targets represents a gross margin of 51.1%.
•Adjusted EBITDA1 of negative $25 million to negative $21 million, including an estimated $8 million of public company costs.
•Carbon footprint reduction target of 6% for our top 10 products, aligned with our Allbirds Flight Plan to reduce by 50% by the end of 2025 and 95% by 2030.

Allbirds is providing the following financial guidance targets for the second quarter of 2022, which reflects our expectation that the majority of the estimated impact noted above will occur during this quarter:

•Net revenue of $75 million to $79 million, representing growth in the range of 10% to 16% versus the second quarter of fiscal 2021 and 48% to 56% versus the second quarter of fiscal 2020.
•Adjusted EBITDA1 of negative $14 million to negative $11 million, including an estimated $2 million of public company costs.

1 A reconciliation of adjusted EBITDA, a non-GAAP financial measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts as we are currently unable to predict with a reasonable degree of certainty certain expense items that are excluded in calculating adjusted EBITDA. We have provided a reconciliation of GAAP to non-GAAP financial measures in the financial statement tables for our first quarter 2022 and 2021 results included in this press release.

Full Year 2022 Guidance

2022 Guidance

Net revenue of

$335M - $345M

23% year over year growth

Gross profit of

$170M - $177.5 M

18% year over year growth

Adjusted EBITDA of

$(25M) - $(21M)

6%

carbon footprint reduction per unit*

*For our top 10 products, aligned with our 'Allbirds Flight Plan' to reduce carbon dioxide-equivalent emissions by 50% by the end of 2025 and 95% by 2030

Year over year changes represent the midpoint of the range shown

Updates Guidance Targets to Reflect External Headwinds in International Markets

Mike Bufano, Chief Financial Officer, stated, “We delivered strong first quarter performance with net revenue growth of 26% exceeding our guidance targets, gross profit increasing 26% year-over-year despite higher supply chain costs, and adjusted EBITDA coming in within our guidance target range. Looking at the second quarter and remainder of 2022, we anticipate that external headwinds will continue to impact our international business and as such, we are reflecting a more cautious outlook in our updated 2022 guidance targets. Our expectation that these external headwinds are transitory, coupled with the underlying strength of our model and strong execution by our teams, makes us confident in our ability to achieve our medium-term financial targets, including 20% to 30% net revenue growth, gross margin of 60%+ and mid- to high-teens adjusted EBITDA margin.”
Conference Call Information

Allbirds will host a conference call to discuss the results, followed by Q&A, at 5:00 p.m. Eastern Time today, March 10, 2022. A live webcast and replay of the conference call will be available on the investor relations section of the Allbirds website at https://www.ir.allbirds.com. A replay of the webcast will also be archived on the Allbirds website for 12 months.
About Allbirds, Inc.

Headquartered in San Francisco, Allbirds is a global lifestyle brand that innovates with naturally derived materials to make better footwear and apparel products in a better way, while treading lighter on the planet. The Allbirds story began with superfine New Zealand merino wool and has since evolved to include a eucalyptus tree fiber knit fabric and a sugarcane-based EVA foam (SweetFoam®). Allbirds serves customers across 35 countries through 39 Allbirds stores and its e-commerce website, www.allbirds.com.
Forward-Looking Statements

This press release and related conference call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s beliefs and assumptions and on information currently available to management. All statements other than statements of historical facts, including statements regarding our financial outlook and guidance targets, medium-term financial targets, market position, future results of operations, financial condition, business strategy and plans, reducing the carbon footprint of our products, and objectives of management for future operations are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to, (1) the impact of the COVID-19 pandemic; (2) economic uncertainty in our key markets; (3) the strength of our brand; (4) our net losses since inception; (5) the competitive marketplace; (6) our reliance on technical and materials innovation; (7) our use of sustainable materials and environmentally friendly manufacturing processes and supply chain practices; (8) our ability to attract new customers and increase sales to existing customers; (9) the impact of climate change and government and investor focus on sustainability issues; (10) our ability to anticipate product trends and consumer preferences; and (11) our ability to forecast consumer demand.

Further information on these risks and other factors that could cause our financial results, performance, and achievements to differ materially from any results, performance, or achievements anticipated, expressed, or implied by these forward-looking statements is included in the filings we make with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and future reports we may file with the SEC from time to time. The forward-looking statements contained in this press release and related conference call relate only to events as of the date stated or, if no date is stated, as of the date of this press release and related conference call. We undertake no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in or expressed by, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.
Use of Non-GAAP Financial Measures

This press release and the accompanying financial tables include references to adjusted EBITDA and adjusted EBITDA margin, non-GAAP financial measures. We define adjusted EBITDA as net loss before stock-based compensation expense, including common stock warrant expense, depreciation and amortization, other expense, interest expense, and income tax provision. We define adjusted EBITDA margin as adjusted EBITDA divided by net revenue.

Adjusted EBITDA and adjusted EBITDA margin facilitate internal comparisons of our historical operating performance on a more consistent basis, and we also use them for our business planning purposes. In addition, we believe adjusted EBITDA is widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of operational performance.

We believe that non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance, and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted EBITDA has limitations as a profitability measure in that it does not include stock-based compensation expense, depreciation and amortization, other expense or income (consisting of, changes in the fair value of our equity investments, gains or losses on foreign currency, gains or losses on sales of property, plant, and equipment, and changes in fair value of our preferred stock warrant liability), interest expense, and income tax provision. Adjusted EBITDA and adjusted EBITDA margin should not be considered as an alternative to net loss and net loss margin or any other measure of financial performance calculated and presented in accordance with GAAP. Further, other companies, including companies in our industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure. Because of these limitations, we consider, and investors should consider, adjusted

EBITDA and adjusted EBITDA margin together with other operating and financial performance measures presented in accordance with GAAP.

In the future, we may incur expenses similar to those for which adjustments are made in calculating adjusted EBITDA and adjusted EBITDA margin. Our presentation of these non-GAAP measures should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual, or non-recurring items.

Investors:
ir@allbirds.com
Media:
press@allbirds.com

Allbirds, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share, per share amounts, and percentages)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Net revenue	$62,763	$49,637
Cost of revenue	30,160	23,811
Gross profit	32,603	25,826
Operating expense:
Selling, general, and administrative expense	38,755	23,536
Marketing expense	13,827	12,718
Total operating expense	52,582	36,254
Loss from operations	(19,979)	(10,428)
Interest expense	(37)	(51)
Other expense	(100)	(2,691)
Loss before provision for income taxes	(20,116)	(13,170)
Income tax provision	(1,762)	(352)
Net loss	$(21,878)	$(13,522)
Other comprehensive loss:
Foreign currency translation loss	(674)	(1,931)
Total comprehensive loss	$(22,552)	$(15,453)

Per share data:
Net loss per share attributable to common stockholders, basic and diluted	$(0.15)	$(0.25)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	147,530,203	53,895,736

	Three Months Ended March 31,
	2022	2021
Statements of Operations Data, as a Percentage of Net Revenue:
Net revenue	100.0%	100.0%
Cost of revenue	48.1%	48.0%
Gross profit	51.9%	52.0%
Operating expense:
Selling, general, and administrative expense	61.7%	47.4%
Marketing expense	22.0%	25.6%
Total operating expense	83.8%	73.0%
Loss from operations	(31.8)%	(21.0)%
Interest expense	(0.1)%	(0.1)%
Other expense	(0.2)%	(5.4)%
Loss before provision for income taxes	(32.1)%	(26.5)%
Income tax provision	(2.8)%	(0.7)%
Net loss	(34.9)%	(27.2)%
Other comprehensive loss:
Foreign currency translation loss	(1.1)%	(3.9)%
Total comprehensive loss	(35.9)%	(31.1)%

Allbirds, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share amounts)
(unaudited)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$239,715	$288,576
Accounts receivable	4,192	10,978
Inventory	118,470	106,876
Prepaid expenses and other current assets	39,977	37,938
Total current assets	402,354	444,368

Property and equipment—net	42,936	37,955
Other assets	6,092	6,106
Total assets	$451,382	$488,429

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$17,061	$30,726
Accrued expenses and other current liabilities	37,949	46,243
Deferred revenue	3,587	4,187
Total current liabilities	58,597	81,156

Noncurrent liabilities:
Other long-term liabilities	12,465	10,269
Total noncurrent liabilities	12,465	10,269
Total liabilities	71,062	91,425

Commitments and contingencies (Note 15)

Stockholders’ equity:
Preferred Stock, $0.0001 par value; 20,000,000 shares authorized as of March 31, 2022 and December 31, 2021; zero shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	—	—
Class A Common Stock, $0.0001 par value; 2,000,000,000 shares authorized as of March 31, 2022 and December 31, 2021; 92,264,946 and 49,016,511 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	9	5
Class B Common Stock, $0.0001 par value; 200,000,000 shares authorized as of March 31, 2022 and December 31, 2021; 56,155,776 and 98,036,009 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	6	10
Additional paid-in capital	539,578	533,709
Accumulated other comprehensive (loss) income	(8)	666
Accumulated deficit	(159,265)	(137,386)
Total stockholders’ equity	380,320	397,004

Total liabilities and stockholders’ equity	$451,382	$488,429

Allbirds, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(21,878)	$(13,522)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,448	1,767
Amortization of debt issuance costs	12	12
Stock-based compensation	4,415	1,684
Change in fair value of preferred stock warrant liability	—	2,430
Changes in assets and liabilities:
Accounts receivable	6,740	(23)
Inventory	(12,138)	(9,889)
Prepaid expenses and other current assets	(1,974)	1,122
Accounts payable and accrued expenses	(20,736)	(8,045)
Other long-term liabilities	2,232	200
Deferred revenue	(592)	278
Net cash used in operating activities	(40,471)	(23,986)

Cash flows from investing activities:
Purchase of property and equipment	(8,355)	(3,727)
Changes in security deposits	5	(287)
Net cash used in investing activities	(8,350)	(4,014)

Cash flows from financing activities:
Proceeds from the exercise of stock options	1,454	587
Payments of deferred offering costs	(744)	—
Net cash provided by financing activities	710	587

Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	(120)	(476)
Net decrease in cash, cash equivalents, and restricted cash	(48,231)	(27,889)
Cash, cash equivalents, and restricted cash—beginning of period	288,576	127,251
Cash, cash equivalents, and restricted cash—end of period	$240,345	$99,362

Supplemental disclosures of cash flow information:
Cash paid for interest	$20	$39
Cash paid for taxes	$14	$29
Noncash investing and financing activities:
Purchase of property and equipment included in accounts payable	$463	$1,008
Non-cash exercise of common stock warrants	$28	$—
Stock-based compensation included in capitalized internal-use software	$261	$—
Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$239,715	$99,362
Restricted cash included in prepaid expenses and other current assets	$630	$—
Total cash, cash equivalents, and restricted cash	$240,345	$99,362

Allbirds, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except percentages)
(unaudited)
The following tables present a reconciliation of adjusted EBITDA to its most comparable GAAP measure, net loss, and presentation of net loss margin and adjusted EBITDA margin for the periods indicated:

	Three Months Ended March 31,
	2022	2021
Net loss	$(21,878)	$(13,522)
Add:
Stock-based compensation expense, including common stock warrant expense	4,307	1,757
Depreciation and amortization expense	3,459	1,806
Other expense	100	2,691
Interest expense	37	51
Income tax provision	1,762	352
Adjusted EBITDA	$(12,213)	$(6,865)

	Three Months Ended March 31,
	2022	2021
Net revenue	$62,763	$49,637
Net loss	$(21,878)	$(13,522)
Net loss margin	(34.9)%	(27.2)%
Adjusted EBITDA	$(12,213)	$(6,865)
Adjusted EBITDA margin	(19.5)%	(13.8)%

Allbirds, Inc.
Net Revenue and Store Count by Primary Geographical Market
(in thousands, except for store count)
(unaudited)

	Net Revenue by Primary Geographical Market
	Three Months Ended March 31,
	2022	2021
United States	$48,944	$36,258
International	13,819	13,379
	$62,763	$49,637

	Store Count by Primary Geographical Market
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022
United States	9	10	11	12	12	15	19	23	27
International	9	10	10	10	10	12	12	12	12
Total	18	20	21	22	22	27	31	35	39

END OF RELEASE